For further information:                       TRADED: NYSE (IEX)
Investor Contact:
William K. Grogan
Senior Vice President and Chief Financial Officer
(847) 498-7070

MONDAY, JANUARY 29, 2018

IDEX REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2017 RESULTS;
Q4 ORDERS AND SALES UP 10 PERCENT OVERALL AND 9 PERCENT ORGANICALLY;
Q4 REPORTED EPS WAS $1.21 WITH ADJUSTED EPS OF $1.12

LAKE FOREST, IL, JANUARY 29 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three- and twelve- month periods ended December 31, 2017.

Full Year 2017 Highlights

•	Orders were up 9 percent overall and 7 percent organically

•	Sales were up 8 percent overall and 6 percent organically

•	Reported EPS was $4.36 with adjusted EPS of $4.31, up 15 percent

•	Cash from operations of $432.8 million led to FCF of $388.9 million, 117 percent of adjusted net income

•	Acquired thinXXS Microtechnology and divested Faure Herman

•	The enactment of the Tax Cuts and Jobs Act resulted in a $0.1 million net income tax benefit

Full Year 2017

Orders of $2.3 billion were up 9 percent compared with the prior year (+7 percent organic and +2 percent acquisitions/divestitures).

Sales of $2.3 billion were up 8 percent compared with the prior year (+6 percent organic and +2 percent acquisitions/divestitures).

Gross margin of 44.9 percent was up 90 basis points compared with the prior year. Excluding $14.7 million of pre-tax fair value inventory step-up charges from acquisitions in the prior year period, gross margin increased 20 basis points.

Operating income of $502.6 million resulted in an operating margin of 22.0 percent. Excluding a $9.3 million gain on divestiture and $8.5 million of restructuring expenses, adjusted operating income was $501.7 million with an adjusted operating margin of 21.9 percent, up 120 basis points from the prior year. Excluding the fair value step-up charges from acquisitions in the prior year period, adjusted operating margin was up 50 basis points. Adjusted operating income drove adjusted EBITDA of $583.6 million which was 26 percent of sales and covered interest expense by 13 times.

Provision for income taxes of $118.0 million resulted in an effective tax rate (ETR) of 25.9 percent and included the tax impact from the gain on divestiture and restructuring expenses. Excluding the tax impact from the gain on divestiture and restructuring expenses, provision for income taxes was $120.8 million which resulted in an adjusted ETR of 26.6 percent.

Net income was $337.3 million which resulted in EPS of $4.36. Excluding the gain on divestiture and restructuring expenses, adjusted EPS of $4.31 increased 56 cents, or 15 percent, from prior year adjusted EPS.

Cash from operations of $432.8 million was up 8 percent from the prior year and led to free cash flow of $388.9 million, which was up 8 percent from the prior year and 117 percent of adjusted net income.

Fourth Quarter 2017

Orders of $603.0 million were up 10 percent compared with the prior year period (+9 percent organic, -1 percent acquisition/divestitures and +2 percent foreign currency translation).

Sales of $585.9 million were up 10 percent compared with the prior year period (+9 percent organic, -1 percent acquisition/divestitures and +2 percent foreign currency translation).

Gross margin of 44.5 percent was up 70 basis points compared with the prior year period. Excluding the $4.4 million pre-tax fair value inventory step-up charge from an acquisition in the prior year period, gross margin was down 20 basis points primarily due to additional engineering investments and operational challenges associated with the strong growth within HST.

Operating income of $135.2 million resulted in an operating margin of 23.1 percent. Excluding a $9.3 million gain on divestiture and $3.7 million of restructuring expenses, adjusted operating income was $129.6 million with an adjusted operating margin of 22.1 percent, up 150 basis points from the prior year. Excluding the fair value step-up charge from an acquisition in the prior year period, adjusted operating margin was up 60 basis points. Adjusted operating income drove adjusted EBITDA of $149.4 million which was 25 percent of sales and covered interest expense by 14 times.

Provision for income taxes of $29.9 million resulted in an ETR of 24.2 percent and included the tax impact from the gain on divestiture and restructuring expenses. Excluding the tax impact from the gain on divestiture and restructuring expenses, provision for income taxes was $31.1 million which resulted in an adjusted ETR of 26.4 percent.

Net income was $93.7 million which resulted in EPS of $1.21. Excluding the gain on divestiture and restructuring expenses, adjusted EPS of $1.12 increased 16 cents, or 17 percent, from the prior year period adjusted EPS.

Cash from operations of $136.2 million was up 18 percent from the prior year period and led to free cash flow of $120.4 million, which was up 14 percent from the prior year period and 139 percent of adjusted net income.

“Strong demand and solid execution, coupled with favorable market conditions, drove a record year for IDEX. We delivered all-time highs in orders, sales, operating margin, EPS and free cash flow. Our fourth quarter adjusted EPS of $1.12 was also a record and 5 cents above the midpoint of our previous guidance, 2 cents of which was operational over-performance while 3 cents was due to a lower effective tax rate compared to our prior estimate. While I am very pleased with our financial results, I am even more encouraged with the organization's progress on our targeted organic growth initiatives. This once again enabled us to outperform the market, evidenced by our 9 percent organic growth rate for both orders and sales within the fourth quarter.

In the fourth quarter we executed on our disciplined capital deployment and segmentation strategies as we sold our Faure Herman business within our Energy group, and purchased thinXXS to support our microfluidics technologies within our Scientific Fluidics & Optics group. We continue to invest in the best organic growth opportunities and remain committed to strategic M&A, shareholder dividends and opportunistically repurchasing shares. Tax Reform in the United States will help bolster our already strong financial profile by providing additional earnings, cash flow and capital availability. We will use these additional resources to drive our existing strategy to maximize profitable growth and strong returns on capital. In line with our expectations for earnings growth in 2018, and subject to Board approval, we intend to raise our dividend 15 to 18 percent which would take us to the high end of our stated goal of distributing 30 to 35 percent of earnings to our shareholders.

Based on continued order strength in the fourth quarter, as well as benefits from our growth initiatives and segmentation efforts, we project approximately 5 percent organic revenue growth in 2018. Full year 2018 EPS is expected to be in the range of $4.90 to $5.10, with first quarter EPS in the range of $1.20 to $1.24. At the mid-point of our expected full year 2018 guidance, EPS is up 69 cents, or 16 percent, compared to adjusted 2017 EPS of $4.31. Approximately 60 percent of the increase is due to our organic growth and operational initiatives, while the remaining 40 percent is the result of an expected 2018 effective tax rate in the range of 22 to 23 percent."

Andrew K. Silvernail
Chairman and Chief Executive Officer

Fourth Quarter 2017 Segment Highlights

Fluid & Metering Technologies

•	Sales of $222.1 million reflected a 7 percent increase compared to the fourth quarter of 2016 (+7 organic, -2 percent divestiture and +2 percent foreign currency translation).

•
Operating income of $61.2 million resulted in an operating margin of 27.6 percent. Excluding $1.8 million of restructuring expenses, adjusted operating income was $63.0 million with an adjusted operating margin of 28.4 percent, a 100 basis point increase compared to the prior year period primarily due to higher volume and productivity initiatives.

•
EBITDA of $66.7 million resulted in an EBITDA margin of 30.0 percent. Excluding $1.8 million of restructuring expenses, adjusted EBITDA of $68.5 million resulted in an adjusted EBITDA margin of 30.8 percent, a 60 basis point increase compared to the prior year period.

Health & Science Technologies

•	Sales of $208.9 million reflected an 11 percent increase compared to the fourth quarter of 2016 (+11 percent organic, -2 percent acquisition/divestiture and +2 percent foreign currency translation).

•
Operating income of $44.9 million resulted in an operating margin of 21.5 percent. Excluding $1.7 million of restructuring expenses, adjusted operating income was $46.6 million with an adjusted operating margin of 22.3 percent, a 330 basis point increase compared to the prior year period primarily due to the $4.4 million pre-tax fair value inventory step-up charge from the SFC acquisition and higher volume.

•
EBITDA of $56.7 million resulted in an EBITDA margin of 27.1 percent. Excluding $1.7 million of restructuring expenses, adjusted EBITDA of $58.4 million resulted in an adjusted EBITDA margin of 27.9 percent, a 210 basis point increase compared to the prior year period.

Fire & Safety/Diversified Products

•	Sales of $155.5 million reflected a 15 percent increase compared to the fourth quarter of 2016 (+12 percent organic and +3 percent foreign currency translation).

•
Operating income of $41.0 million resulted in an operating margin of 26.4 percent. Excluding $0.2 million of restructuring expenses, adjusted operating income was $41.2 million with an adjusted operating margin of 26.5 percent, a 250 basis point increase compared to the prior year period primarily due to higher volume and productivity initiatives.

•
EBITDA of $44.3 million resulted in an EBITDA margin of 28.5 percent. Excluding $0.2 million of restructuring expenses, adjusted EBITDA of $44.5 million resulted in an adjusted EBITDA margin of 28.6 percent, a 190 basis point increase compared to the prior year period.

For the fourth quarter of 2017, Fluid & Metering Technologies contributed 38 percent of sales, 41 percent of operating income and 40 percent of EBITDA; Health & Science Technologies accounted for 36 percent of sales, 31 percent of operating income and 34 percent of EBITDA; and Fire & Safety/Diversified Products represented 26 percent of sales, 28 percent of operating income and 26 percent of EBITDA.

Corporate Costs
Corporate costs, excluding the net loss (gain) on divestitures, increased to $21.2 million in the fourth quarter of 2017 from $15.5 million in the fourth quarter of 2016 as a result of higher variable and stock compensation and outside consulting costs.

Corporate costs, excluding restructuring expenses and the net loss (gain) on divestitures, increased to $74.2 million in 2017 compared to $59.9 million in 2016 as a result of higher variable and stock compensation and outside consulting costs in 2017 and the prior year benefiting from the reversal of $4.7 million of contingent consideration.

Restructuring Actions
The Company recorded $3.7 million and $8.5 million of restructuring expenses in the fourth quarter and full year 2017, respectively, as part of initiatives that support the implementation of key strategic efforts designed to facilitate long-term, sustainable growth through cost reduction actions, primarily consisting of employee reductions and facility rationalization. A portion of the restructuring expenses also relates to expenses associated with the consolidation of three facilities into our Optics Center of Excellence in Rochester, New York. The consolidation of these facilities is expected to be completed by early 2019.

Acquisition/Divestiture
In October 2017, the Company divested Faure Herman, a business within the Energy group of our Fluid & Metering Technologies segment. This business, which no longer aligned with our long-term strategic objectives, was sold for cash proceeds of $21.8 million and generated a gain of $9.3 million. This business contributed approximately $14 million of revenue through its date of sale which was included in the Company’s 2017 results.

In December 2017, the Company acquired thinXXS, a leader in the design, manufacture and sale of microfluidic components for the life science market. The addition of thinXXS to the Company's existing Scientific Fluidics and Optics portfolio, within the Health & Science Technologies segment, provides us with a solid position as the next generation microfluidics technologies are adopted.

Tax Cuts and Jobs Act of 2017
In December 2017, the Tax Cuts and Jobs Act (Tax Reform) was enacted and lowers U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The estimated impact of Tax Reform was a decrease in income tax expense of $0.1 million in the fourth quarter of 2017. Although the net effect from Tax Reform was insignificant, there were several offsetting adjustments including a $40.6 million tax benefit due to the effects of the remeasurement of U.S. deferred taxes at the lower enacted corporate tax rate of 21 percent, offset by $30.2 million of expense related to repatriation taxes and $10.3 million of other tax expense due to tax planning strategies implemented in the fourth quarter of 2017 as a result of Tax Reform. These tax planning strategies will allow us increased flexibility to access our worldwide cash balances. The impact of Tax Reform may differ from this estimate due to, among other things, further refinement of the Company's calculations, changes in interpretations and assumptions the Company has made, guidance that may be issued and actions the Company may take as a result of Tax Reform.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics in order to provide investors with better insight and increased transparency while also allowing for a more comprehensive understanding of the financial information used by management in its decision making. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

•
Organic orders and sales are calculated excluding amounts from acquired or divested businesses during the first twelve months of ownership or divestiture and the impact of foreign currency translation.

•	Adjusted operating income is calculated as operating income plus restructuring expenses plus or minus the net loss or gain on sale of businesses.

•	Adjusted operating margin is calculated as adjusted operating income divided by net sales.

•
Adjusted net income is calculated as net income plus restructuring expenses plus or minus the net loss or gain on sale of businesses plus the pension settlement charge, net of the statutory tax expense or benefit.

•
EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization. We reconciled EBITDA to net income on a consolidated basis as we do not allocate consolidated interest expense or consolidated provision for income taxes to our segments.

•	Adjusted EBITDA is calculated as EBITDA plus restructuring expenses plus or minus the net loss or gain on sale of businesses plus the pension settlement charge.

•	Free cash flow is calculated as cash flow from operating activities less capital expenditures.

Table 1: Reconciliations of the Change in Net Sales to Organic Net Sales

	For the Quarter Ended December 31, 2017				For the Year Ended December 31, 2017
	FMT	HST	FSDP	IDEX	FMT	HST	FSDP	IDEX
Change in net sales	7%	11%	15%	10%	4%	10%	13%	8%
- Net impact from acquisitions/divestitures	(2)%	(2)%	—%	(1)%	(2)%	3%	9%	2%
- Impact from FX	2%	2%	3%	2%	—%	(1)%	—%	—%
Change in organic net sales	7%	11%	12%	9%	6%	8%	4%	6%

Table 2: Reconciliations of Reported-to-Adjusted Operating Income and Margin (dollars in thousands)

	For the Quarter Ended December 31,
	2017					2016 (a)
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$61,200	$44,962	$41,006	$(11,920)	$135,248	$55,718	$34,706	$31,039	$(35,942)	$85,521
+ Restructuring expenses	1,808	1,668	182	—	3,658	932	1,117	1,425	200	3,674
+ Loss (gain) on sale of businesses - net	—	—	—	(9,273)	(9,273)	—	—	—	20,231	20,231
Adjusted operating income (loss)	$63,008	$46,630	$41,188	$(21,193)	$129,633	$56,650	$35,823	$32,464	$(15,511)	$109,426

Net sales (eliminations)	$222,052	$208,916	$155,504	$(568)	$585,904	$207,113	$188,334	$135,013	$(41)	$530,419

Reported operating margin	27.6%	21.5%	26.4%	n/m	23.1%	26.9%	18.4%	23.0%	n/m	16.1%
Adjusted operating margin	28.4%	22.3%	26.5%	n/m	22.1%	27.4%	19.0%	24.0%	n/m	20.6%

	For the Year Ended December 31,
	2017					2016 (a)
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$241,030	$179,567	$147,028	$(65,069)	$502,556	$217,500	$153,691	$123,605	$(82,399)	$412,397
+ Restructuring expenses	3,374	4,696	255	130	8,455	932	1,117	1,425	200	3,674
+ Loss (gain) on sale of businesses - net	—	—	—	(9,273)	(9,273)	—	—	—	22,298	22,298
Adjusted operating income (loss)	$244,404	$184,263	$147,283	$(74,212)	$501,738	$218,432	$154,808	$125,030	$(59,901)	$438,369

Net sales (eliminations)	$880,957	$820,131	$587,533	$(1,309)	$2,287,312	$849,101	$744,809	$520,009	$(876)	$2,113,043

Reported operating margin	27.4%	21.9%	25.0%	n/m	22.0%	25.6%	20.6%	23.8%	n/m	19.5%
Adjusted operating margin	27.7%	22.5%	25.1%	n/m	21.9%	25.7%	20.8%	24.0%	n/m	20.7%

Table 3: Reconciliations of Reported-to-Adjusted Net Income and EPS (in thousands, except EPS)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Reported net income	$93,746	$57,347	$337,257	$271,109
+ Restructuring expenses	3,658	3,674	8,455	3,674
+ Tax impact on restructuring expenses	(1,243)	(1,299)	(2,772)	(1,299)
+ Loss (gain) on sale of businesses - net	(9,273)	20,231	(9,273)	22,298
+ Tax impact on loss (gain) on sale of businesses - net	—	(8,239)	—	(9,706)
+ Pension settlement	—	3,554	—	3,554
+ Tax impact on pension settlement	—	(1,257)	—	(1,257)
Adjusted net income	$86,888	$74,011	$333,667	$288,373

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Reported EPS	$1.21	$0.75	$4.36	$3.53
+ Restructuring expenses	0.05	0.05	0.11	0.05
+ Tax impact on restructuring expenses	(0.02)	(0.02)	(0.04)	(0.02)
+ Loss (gain) on sale of businesses - net	(0.12)	0.26	(0.12)	0.29
+ Tax impact on loss (gain) on sale of businesses - net	—	(0.11)	—	(0.13)
+ Pension settlement	—	0.05	—	0.05
+ Tax impact on pension settlement	—	(0.02)	—	(0.02)
Adjusted EPS	$1.12	$0.96	$4.31	$3.75

Diluted weighted average shares	77,597	76,806	77,333	76,758

Table 4: Reconciliations of EBITDA to Net Income (dollars in thousands)

	For the Quarter Ended December 31,
	2017					2016 (a)
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$61,200	$44,962	$41,006	$(11,920)	$135,248	$55,718	$34,706	$31,039	$(35,942)	$85,521
- Other (income) expense - net	300	(892)	296	973	677	2,500	(443)	646	(1,938)	765
+ Depreciation and amortization	5,764	10,840	3,603	203	20,410	6,447	12,254	3,640	227	22,568
EBITDA	66,664	56,694	44,313	(12,690)	154,981	59,665	47,403	34,033	(33,777)	107,324
- Interest expense					10,969					12,009
- Provision for income taxes					29,856					15,400
- Depreciation and amortization					20,410					22,568
Reported net income					$93,746					$57,347

Net sales (eliminations)	$222,052	$208,916	$155,504	$(568)	$585,904	$207,113	$188,334	$135,013	$(41)	$530,419

Reported operating margin	27.6%	21.5%	26.4%	n/m	23.1%	26.9%	18.4%	23.0%	n/m	16.1%
EBITDA margin	30.0%	27.1%	28.5%	n/m	26.5%	28.8%	25.2%	25.2%	n/m	20.2%

	For the Year Ended December 31,
	2017					2016 (a)
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$241,030	$179,567	$147,028	$(65,069)	$502,556	$217,500	$153,691	$123,605	$(82,399)	$412,397
- Other (income) expense - net	1,007	(795)	1,959	223	2,394	3,066	(1,991)	161	(2,967)	(1,731)
+ Depreciation and amortization	23,587	45,287	14,541	801	84,216	28,458	45,298	11,956	1,180	86,892
EBITDA	263,610	225,649	159,610	(64,491)	584,378	242,892	200,980	135,400	(78,252)	501,020
- Interest expense					44,889					45,616
- Provision for income taxes					118,016					97,403
- Depreciation and amortization					84,216					86,892
Reported net income					$337,257					$271,109

Net sales (eliminations)	$880,957	$820,131	$587,533	$(1,309)	$2,287,312	$849,101	$744,809	$520,009	$(876)	$2,113,043

Reported operating margin	27.4%	21.9%	25.0%	n/m	22.0%	25.6%	20.6%	23.8%	n/m	19.5%
EBITDA margin	29.9%	27.5%	27.2%	n/m	25.5%	28.6%	27.0%	26.0%	n/m	23.7%

Table 5: Reconciliations of EBITDA to Adjusted EBITDA (dollars in thousands)

	For the Quarter Ended December 31,
	2017					2016
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
EBITDA	$66,664	$56,694	$44,313	$(12,690)	$154,981	$59,665	$47,403	$34,033	$(33,777)	$107,324
+ Restructuring expenses	1,808	1,668	182	—	3,658	932	1,117	1,425	200	3,674
+ Loss (gain) on sale of businesses - net	—	—	—	(9,273)	(9,273)	—	—	—	20,231	20,231
+ Pension settlement	—	—	—	—	—	2,032	—	540	982	3,554
Adjusted EBITDA	$68,472	$58,362	$44,495	$(21,963)	$149,366	$62,629	$48,520	$35,998	$(12,364)	$134,783

Adjusted EBITDA margin	30.8%	27.9%	28.6%	n/m	25.5%	30.2%	25.8%	26.7%	n/m	25.4%

	For the Year Ended December 31,
	2017					2016
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
EBITDA	$263,610	$225,649	$159,610	$(64,491)	$584,378	$242,892	$200,980	$135,400	$(78,252)	$501,020
+ Restructuring expenses	3,374	4,696	255	130	8,455	932	1,117	1,425	200	3,674
+ Loss (gain) on sale of businesses - net	—	—	—	(9,273)	(9,273)	—	—	—	22,298	22,298
+ Pension settlement	—	—	—	—	—	2,032	—	540	982	3,554
Adjusted EBITDA	$266,984	$230,345	$159,865	$(73,634)	$583,560	$245,856	$202,097	$137,365	$(54,772)	$530,546

Adjusted EBITDA margin	30.3%	28.1%	27.2%	n/m	25.5%	29.0%	27.1%	26.4%	n/m	25.1%

Table 6: Reconciliations of Free Cash Flow (in thousands)

	For the Quarter Ended			For the Year Ended December 31,
	December 31,		September 30,
	2017	2016	2017	2017	2016
Cash flow from operating activities	$136,173	$115,593	$124,000	$432,753	$399,917
- Capital expenditures	15,804	9,600	8,515	43,858	38,242
Free cash flow	$120,369	$105,993	$115,485	$388,895	$361,675

Table 7: Reconciliations of Reported Effective Tax Rate to Adjusted Effective Tax Rate (dollars in thousands)

	For the quarter ended December 31, 2017			For the year ended December 31, 2017

	Income before income taxes	Provision for Income Taxes	Effective Tax Rate	Income before income taxes	Provision for Income Taxes	Effective Tax Rate

Reported	$123,602	$29,856	24.2%	$455,273	$118,016	25.9%
+ Restructuring expenses	3,658	1,243		8,455	2,772
+ Gain on divestiture	(9,273)	—		(9,273)	—
Adjusted	$117,987	$31,099	26.4%	$454,455	$120,788	26.6%

Conference Call to be Broadcast over the Internet
IDEX will broadcast its fourth quarter earnings conference call over the Internet on Tuesday, January 30, 2018 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer William Grogan will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13675214.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, capital expenditures, acquisitions, cost reductions, cash flow, revenues, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K filed with the SEC and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX is a global fluidics leader serving high growth specialized markets. We are best known for our expertise in highly engineered fluidics systems and components, as well as for our expertise in fire and safety products including the Jaws of Life® family of rescue and recovery tools. Our products touch lives every day. Whether it’s a life-saving rescue operation, dispensing fresh juice to a first grader or fueling aircraft, IDEX is a leader in creating enabling technology used in many of the most common everyday activities. For more information, please visit www.idexcorp.com. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Operations
(in thousands except for per share amounts)
(unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016 (a)	2017	2016 (a)
Net sales	$585,904	$530,419	$2,287,312	$2,113,043
Cost of sales	325,022	297,934	1,260,634	1,182,276
Gross profit	260,882	232,485	1,026,678	930,767
Selling, general and administrative expenses	131,249	123,059	524,940	492,398
Loss (gain) on sale of businesses - net	(9,273)	20,231	(9,273)	22,298
Restructuring expenses	3,658	3,674	8,455	3,674
Operating income	135,248	85,521	502,556	412,397
Other (income) expense — net	677	765	2,394	(1,731)
Interest expense	10,969	12,009	44,889	45,616
Income before income taxes	123,602	72,747	455,273	368,512
Provision for income taxes	29,856	15,400	118,016	97,403
Net income	$93,746	$57,347	$337,257	$271,109

Earnings per Common Share (b):
Basic earnings per common share	$1.23	$0.75	$4.41	$3.57
Diluted earnings per common share	$1.21	$0.75	$4.36	$3.53

Share Data:
Basic weighted average common shares outstanding	76,283	75,955	76,232	75,803
Diluted weighted average common shares outstanding	77,597	76,806	77,333	76,758

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$375,950	$235,964
Receivables - net	294,166	272,813
Inventories	259,724	252,859
Other current assets	74,203	61,085
Total current assets	1,004,043	822,721
Property, plant and equipment - net	258,350	247,816
Goodwill and intangible assets	2,118,904	2,068,096
Other noncurrent assets	18,331	16,311
Total assets	$3,399,628	$3,154,944

Liabilities and shareholders' equity
Current liabilities
Trade accounts payable	$147,067	$128,933
Accrued expenses	184,705	152,852
Short-term borrowings	258	1,046
Dividends payable	28,945	26,327
Total current liabilities	360,975	309,158
Long-term borrowings	858,788	1,014,235
Other noncurrent liabilities	293,323	287,657
Total liabilities	1,513,086	1,611,050
Shareholders' equity	1,886,542	1,543,894
Total liabilities and shareholders' equity	$3,399,628	$3,154,944

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Year Ended December 31,
	2017		2016
Cash flows from operating activities
Net income	$337,257		$271,109
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on sale of fixed assets	315		(28)
Loss (gain) on sale of businesses - net	(9,273)		22,298
Asset impairments	—		205
Depreciation and amortization	38,314		37,854
Amortization of intangible assets	45,902		49,038
Amortization of debt issuance expenses	1,320		1,295
Share-based compensation expense	24,405		20,326
Deferred income taxes	(33,742)		(17,308)
Non-cash interest expense associated with forward starting swaps	6,655		6,851
Pension settlement	—		3,554
Changes in (net of the effect from acquisitions and divestitures):
Receivables	(15,803)		302
Inventories	760		32,747
Other current assets	(20,031)		(22,006)
Trade accounts payable	12,556		73
Accrued expenses	19,710		(5,470)
Other — net	24,408	(c)	(923)
Net cash flows provided by operating activities	432,753		399,917
Cash flows from investing activities
Purchases of property, plant and equipment	(43,858)		(38,242)
Acquisition of businesses, net of cash acquired	(38,161)		(510,001)
Proceeds from sale of business	21,795		39,064
Proceeds from fixed asset disposals	6,011		49
Other — net	(533)		(69)
Net cash flows used in investing activities	(54,746)		(509,199)
Cash flows from financing activities
Borrowings under revolving facilities	33,000		501,529
Proceeds from issuance of 3.20% Senior Notes	—		100,000
Proceeds from issuance of 3.37% Senior Notes	—		100,000
Payments under revolving facilities	(200,618)		(520,125)
Debt issuance costs	—		(246)
Dividends paid	(111,172)		(102,650)
Proceeds from stock option exercises	22,935		30,240
Purchase of common stock	(29,074)		(57,272)
Unvested shares surrendered for tax withholding	(6,228)		(4,928)
Settlement of foreign exchange contracts	13,736		—
Net cash flows (used in) provided by financing activities	(277,421)		46,548
Effect of exchange rate changes on cash and cash equivalents	39,400		(29,320)
Net increase (decrease) in cash	139,986		(92,054)
Cash and cash equivalents at beginning of year	235,964		328,018
Cash and cash equivalents at end of period	$375,950		$235,964

IDEX CORPORATION
Company and Segment Financial Information - Reported
(dollars in thousands)
(unaudited)

	For the Quarter Ended December 31, (d)		For the Year Ended December 31, (d)
	2017	2016 (a)	2017	2016 (a)
Fluid & Metering Technologies
Net sales	$222,052	$207,113	$880,957	$849,101
Operating income (e)	61,200	55,718	241,030	217,500
Operating margin	27.6%	26.9%	27.4%	25.6%
EBITDA	$66,664	$59,665	$263,610	$242,892
EBITDA margin	30.0%	28.8%	29.9%	28.6%
Depreciation and amortization	$5,764	$6,447	$23,587	$28,458
Capital expenditures	6,059	3,685	18,218	16,389

Health & Science Technologies
Net sales	$208,916	$188,334	$820,131	$744,809
Operating income (e)	44,962	34,706	179,567	153,691
Operating margin	21.5%	18.4%	21.9%	20.6%
EBITDA	$56,694	$47,403	$225,649	$200,980
EBITDA margin	27.1%	25.2%	27.5%	27.0%
Depreciation and amortization	$10,840	$12,254	$45,287	$45,298
Capital expenditures	4,851	4,210	16,340	15,665

Fire & Safety/Diversified Products
Net sales	$155,504	$135,013	$587,533	$520,009
Operating income (e)	41,006	31,039	147,028	123,605
Operating margin	26.4%	23.0%	25.0%	23.8%
EBITDA	$44,313	$34,033	$159,610	$135,400
EBITDA margin	28.5%	25.2%	27.2%	26.0%
Depreciation and amortization	$3,603	$3,640	$14,541	$11,956
Capital expenditures	2,185	1,640	6,363	5,945

Corporate Office and Eliminations
Intersegment sales eliminations	$(568)	$(41)	$(1,309)	$(876)
Operating income (e)	(11,920)	(35,942)	(65,069)	(82,399)
EBITDA	(12,690)	(33,777)	(64,491)	(78,252)
Depreciation and amortization	203	227	801	1,180
Capital expenditures	2,709	65	2,937	243

Company
Net sales	$585,904	$530,419	$2,287,312	$2,113,043
Operating income	135,248	85,521	502,556	412,397
Operating margin	23.1%	16.1%	22.0%	19.5%
EBITDA	$154,981	$107,324	$584,378	$501,020
EBITDA margin	26.5%	20.2%	25.5%	23.7%
Depreciation and amortization (f)	$20,410	$22,568	$84,216	$86,892
Capital expenditures	15,804	9,600	43,858	38,242

IDEX CORPORATION
Company and Segment Financial Information - Adjusted
(dollars in thousands)
(unaudited)

		For the Quarter Ended December 31, (d)		For the Year Ended December 31, (d)
		2017	2016 (a)	2017	2016 (a)
	Fluid & Metering Technologies
	Net sales	$222,052	$207,113	$880,957	$849,101
	Adjusted operating income (e)	63,008	56,650	244,404	218,432
	Adjusted operating margin	28.4%	27.4%	27.7%	25.7%
	Adjusted EBITDA	$68,472	$62,629	$266,984	$245,856
	Adjusted EBITDA margin	30.8%	30.2%	30.3%	29.0%
	Depreciation and amortization	$5,764	$6,447	$23,587	$28,458
	Capital expenditures	6,059	3,685	18,218	16,389

	Health & Science Technologies
	Net sales	$208,916	$188,334	$820,131	$744,809
	Adjusted operating income (e)	46,630	35,823	184,263	154,808
	Adjusted operating margin	22.3%	19.0%	22.5%	20.8%
	Adjusted EBITDA	$58,362	$48,520	$230,345	$202,097
	Adjusted EBITDA margin	27.9%	25.8%	28.1%	27.1%
	Depreciation and amortization	$10,840	$12,254	$45,287	$45,298
	Capital expenditures	4,851	4,210	16,340	15,665

	Fire & Safety/Diversified Products
	Net sales	$155,504	$135,013	$587,533	$520,009
	Adjusted operating income (e)	41,188	32,464	147,283	125,030
	Adjusted operating margin	26.5%	24.0%	25.1%	24.0%
	Adjusted EBITDA	$44,495	$35,998	$159,865	$137,365
	Adjusted EBITDA margin	28.6%	26.7%	27.2%	26.4%
	Depreciation and amortization	$3,603	$3,640	$14,541	$11,956
	Capital expenditures	2,185	1,640	6,363	5,945

	Corporate Office and Eliminations
	Intersegment sales eliminations	$(568)	$(41)	$(1,309)	$(876)
	Adjusted operating income (e)	(21,193)	(15,511)	(74,212)	(59,901)
	Adjusted EBITDA	(21,963)	(12,364)	(73,634)	(54,772)
	Depreciation and amortization	203	227	801	1,180
	Capital expenditures	2,709	65	2,937	243

	Company
	Net sales	$585,904	$530,419	$2,287,312	$2,113,043
	Adjusted operating income	129,633	109,426	501,738	438,369
	Adjusted operating margin	22.1%	20.6%	21.9%	20.7%
	Adjusted EBITDA	$149,366	$134,783	$583,560	$530,546
	Adjusted EBITDA margin	25.5%	25.4%	25.5%	25.1%
	Depreciation and amortization (f)	$20,410	$22,568	$84,216	$86,892
	Capital expenditures	15,804	9,600	43,858	38,242

(a)
Certain amounts in the prior year presentation have been reclassified to conform to the current presentation due to the early adoption of ASU 2017-07, Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

(b)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.
(c)
Other-net within operating activities includes $27.9 million of non-current income taxes payable related to the repatriation tax recorded in conjunction with Tax Reform, which the Company intends to pay beginning in 2019 and thereafter.

(d)
Three and twelve month data includes the results of thinXXS (December 2017) and SFC Koenig (September 2016) in the Health & Science Technologies segment and Akron Brass (March 2016) and AWG Fittings (July 2016) in the Fire & Safety/Diversified Products segment from the date of acquisition. Three and twelve month data also includes the results of Faure Herman (October 2017), Hydra-Stop (July 2016) and IETG (October 2016) in the Fluid & Metering Technologies segment and CVI Japan (September 2016) and CVI Korea (December 2016) in the Health & Science Technologies segment through the date of disposition.

(e)	Segment operating income excludes unallocated corporate operating expenses which are included in Corporate Office and Eliminations.
(f)	Depreciation and amortization excludes amortization of debt issuance costs.